                                                                   Exhibit 10(q)

[The Gillette Company LOGO]



May 27, 1999

Mr. Alfred M. Zeien
4900 Prudential Tower Building
Boston, MA 02199

Re: ESTATE PRESERVATION PLAN II
    ---------------------------

Dear Al:

Pursuant to resolutions adopted by this Company's Board of Directors at its April 15, 1999 meeting, I am please to extend this offer to you, under the terms and conditions described below, to purchase a life insurance policy with a death benefit payable following the deaths of both Joyce and you.

Under this arrangement, the Company will agree to make stated payments to an insurance company over a five-year period in order to fund the annual premium cost of the death benefit coverage under the policy. The Company's cumulative payments will be returned to the Company, without interest, at the end of the fifteenth (15th) policy year or, if sooner occurring, following the deaths of Joyce and you. The trust designated as the owner of the policy will be responsible for the annual cost of the life insurance protection as well as any additional cost of the insurance coverage following the 15th policy year. As a condition to the issuance of the policy, you and the policyowner will execute a Split-Dollar Agreement and Collateral-Assignment (in the forms annexed hereto) which documents shall establish the respective rights of the Company and the policyowner with respect to the death benefit proceeds and cash value (including investment direction, loans and withdrawals) under the policy. Other terms and conditions of this life insurance arrangement are set forth on the Term Sheet annexed hereto.

In consideration of the aforementioned life insurance arrangement, you agree to forego and waive irrevocably your right to any benefits otherwise payable under the Company's Supplemental Savings Plan. Your waiver of these benefits will result in certain cash and financial cost savings to the Company, from which savings the Company will obtain the funding for the purchase of the life insurance policy. For the purposes of determining the amount of life insurance coverage to be purchased, the value of your benefit under the Company's Supplemental Savings Plan will been calculated as of the close of the business day today and increased by the amount that otherwise would be credited to your

Supplemental Savings Plan accounts (without earnings), at your current savings contribution and salary rates, until your retirement date.

By signing where indicated below, you accept this offer and signify your agreement to forego and waive irrevocably the Supplemental Savings Plan benefits specified above, to have executed the Split-Dollar Agreement, Collateral-Assignment and such other documents as may be necessary or desirable to implement your coverage under the life insurance policy, and to do such further actions (including a medical examination for underwriting purposes) as may be necessary or desirable to effectuate the purposes of this arrangement. Joyce also must sign below agreeing to the above-described actions related to the purchase of the life insurance policy.

You are further acknowledging that there are certain tax considerations to be evaluated in accepting this offer and that you have had the opportunity to review these tax issues with your personal tax advisor before accepting this offer. You agree to be fully responsible for the tax consequences of your participation in this arrangement, and acknowledge that the Company reserves the right to seek reimbursement from you if the Company is charged with the obligation to pay any of your income or employment taxes in respect of this arrangement.

This arrangement may be modified only by written agreement between you and an authorized representative of the Company. This arrangement shall inure to the benefit of, and shall be binding upon, you and your heirs, personal representatives, successors and assignees, and upon the Company and its officers, directors, employees, shareholders and their successors and assignees.

This arrangement shall be construed and enforced under the laws of the Commonwealth of Massachusetts.

Please return one copy of this letter, signed where indicated below, to indicate your agreement to the foregoing terms by the close of the business day on June 4, 1999.


Very truly yours,


/s/ Robert E. DiCenso

Robert E. DiCenso
Senior Vice President - Personnel and Administration

ACCEPTANCE OF OFFER:

I hereby accept the Company's offer and agree to the terms and conditions of the arrangement set forth above and contained in the documents annexed hereto.



/s/ Alfred M. Zeien
-----------------------------
Alfred M. Zeien



/s/ Joyce Zeien
-----------------------------
Joyce Zeien